ASSET PURCHASE AGREEMENT


                                     BETWEEN


                             VISTA ACQUISITION LLC


                                      AND


                               VISTA EYECARE, INC.


                          AND THE SELLERS NAMED HEREIN




                                FEBRUARY 22, 2001

                               Table of Contents

                                                                         Page

1.       Definitions.......................................................1

2.       Basic Transaction.................................................9
         (a)   Purchase and Sale of Assets.................................9
         (b)   Excluded Assets.............................................9
         (c)   Assumption of Liabilities...................................9
         (d)   Excluded Liabilities........................................9
         (e)   Excluded Vision Centers.....................................9
         (f)   Relocation Offices..........................................10
         (g)   Laboratory..................................................10
3.       Purchase Price....................................................10
         (a)   Amount......................................................10
         (b)   Deposit.....................................................10
         (c)   Allocation of Purchase Price................................11
         (d)   Transfer Taxes..............................................11
         (e)   Prorations..................................................11
         (f)   Closing Date Inventory......................................11
         (g)   Adjustment to Stated Value..................................11
         (h)   Reconciliation..............................................12
         (i)   Adjustment to Mix...........................................12
4.       The Closing.......................................................12
         (a)   The Closing.................................................12
         (b)   Payment of Purchase Price...................................13
         (c)   Deliveries by the Sellers...................................13
         (d)   Deliveries by the Buyer.....................................14
         (e)   Pre-Closing.................................................14
5.       Representations and Warranties of the Sellers.....................15
         (a)   Organization of the Seller..................................15
         (b)   Authorization of Transaction................................15
         (c)   Noncontravention............................................15
         (d)   Brokers' Fees...............................................16
         (e)   Title to Acquired Assets....................................16
         (f)   Profit and Loss Statements..................................16
         (g)   Legal Compliance............................................16
         (h)   Tax Matters.................................................16
         (i)   Real Property...............................................16
         (j)   Assumed Agreements..........................................17
         (k)   Litigation..................................................17

         (l)   Employee Benefits...........................................17
         (m)   Environmental, Health, and Safety Matters...................18
         (n)   Employees and Optometrists..................................18
         (o)   Maintenance.................................................19
         (p)   Inventory...................................................19
         (q)   Marks.......................................................19
         (r)   Insurance...................................................19
         (s)   Disclaimer of other Representations and Warranties..........19
6.       Representations and Warranties of the Buyer.......................20
         (a)   Organization of the Buyer...................................20
         (b)   Authorization of Transaction................................20
         (c)   Noncontravention............................................20
         (d)   Brokers' Fees...............................................20
         (e)   Availability of Funds.......................................20
7.       PreClosing Covenants..............................................20
         (a)   General.....................................................20
         (b)   Notices and Consents........................................20
         (c)   Operation of Business.......................................21
         (d)   Full Access,................................................21
         (e)   Confidentiality Agreement...................................21
         (f)   Notice of Developments......................................22
         (g)   Public Statements...........................................22
         (h)   Employees...................................................22
         (i)   Submissions to Bankruptcy Court.............................22
         (j)   Changes to Assets and Adjustment of  Purchase Price.........23
         (k)   No Solicitation.............................................23
         (l)   Certain Inventory...........................................23
         (m)   No Contrary Plan............................................23
8.       Conditions to Obligation to Close.................................23
         (a)   Conditions to Obligation of the Buyer.......................23
         (b)   Conditions to Obligation of the Sellers.....................24
         (c)   Leases......................................................25
9.       Post-Closing Covenants............................................26
         (a)   General.....................................................26

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

         (b)   Litigation Support..........................................26
         (c)   Transition..................................................26
         (d)   Tax Assistance..............................................26
         (e)   Tax Responsibility..........................................27
         (f)   Prorations and Cash Losses..................................27
         (g)   Solicitation of Employees...................................27
         (h)   Solicitation of Customers...................................28
         (i)   Managed Care Contracts......................................28
         (j)   Return Policy...............................................28
10.      Indemnification...................................................28
         (a)   Indemnification Provisions for Benefit of the Buyer.........28
         (b)   Indemnification Provisions for Benefit of the Seller........29
         (c)   Procedures..................................................29
         (d)   Adjustment of Purchase Price................................30
         (e)   Limitations and Exclusivity.................................30
         (f)   Maximum Exposure............................................30
11.      Termination.......................................................30
         (a)   Termination of Agreement....................................30
         (b)   Effect of Termination.......................................31
12.      Miscellaneous.....................................................32
         (a)   Survival of Representations and Warranties..................32
         (b)   Corporate Names.............................................32
         (c)   No Third-Party Beneficiaries................................32
         (d)   Entire Agreement............................................32
         (e)   Succession and Assignment...................................32
         (f)   Counterparts................................................32
         (g)   Headings....................................................33
         (h)   Notices.....................................................33
         (i)   Governing Law...............................................33
         (j)   Amendments and Waivers......................................33
         (k)   Severability................................................33
         (l)   Expenses....................................................33
         (m)   Construction and Interpretation.............................33
         (n)   Incorporation of Exhibits and Schedules.....................34

         (o)   Waiver of Right to Rescind..................................34
         (p)   Disputes....................................................34
         (q)   Bankruptcy Court Approval...................................34

EXHIBITS
--------

Exhibit A         Form of Assignment and Assumption of Leases
Exhibit B         Form of Bill of Sale
Exhibit C         Form of Buyer Note
Exhibit D         Form of Collateral Documents
Exhibit E         Form of Escrow Agreement
Exhibit F         Form of Facility Sublease
Exhibit G         Form of Instrument of Assumption
Exhibit H         Form of Intellectual Property Assignment
Exhibit I         Form of Note Agreement
Exhibit J         Form of ProCare Agreement
Exhibit K         Form of Supply Agreement
Exhibit L         Form of Temporary IT Services Agreement
Exhibit M         Form of Vista License
Exhibit N         Form of Optometric Agreements


SCHEDULES
---------

Schedule 2(b)              Ancillary Assets
Schedule 2(c)              Assumed Obligations
Schedule 2(e)              Excluded Vision Centers
Schedule 3(c)              Allocation Schedule
Schedule 4(c)              Facility
Schedule 5(c)              Consents
Schedule 5(f)              Profit and Loss Statements
Schedule 5(h)              Income Tax Returns
Schedule 5(i)              Vision Centers
Schedule 5(j)              Additional Assumed Agreements
Schedule 5(k)              Litigation
Schedule 5(l)              Employee Benefit Plans
Schedule 5(n)(ii)          Employees
Schedule 5(n)(iii)         Optometrists
Schedule 5(q)              Marks
Schedule 5(r)              Insurance

                            ASSET PURCHASE AGREEMENT

         Agreement entered into as of February 22, 2001, by and between and Vista Eyecare, Inc., a Georgia corporation ("Vista"), Frame-n-Lens Optical, Inc., a California corporation ("F&L"), Midwest Vision, Inc., a Minnesota corporation ("Midwest"), and New West Eyeworks, Inc., a Delaware corporation ("New West"), each as debtor and debtor in possession (all the foregoing, collectively, the "Sellers"), and Vista Acquisition LLC, a limited liability company organized under the laws of Delaware (the "Buyer"). The Buyer and the Sellers are referred to collectively herein as the "Parties."

         WHEREAS, on April 5, 2000, the Sellers and certain related parties filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Georgia; and

         WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase certain of the assets (and assume only certain of the liabilities) of the Sellers on the terms and subject to the conditions set forth herein; and

         WHEREAS, this Agreement contemplates an agreement to be executed simultaneously with this Agreement pursuant to which the Buyer will purchase the capital stock of ProCare Eye Exam, Inc., a California corporation, from F&L, which transaction may close on a date different from the closing date under this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1. Definitions. The following terms shall have the following meanings in this Agreement and correlative terms shall have correlative meanings.

         "Accounting Firm" means Arthur Andersen LLP.

         "Accounts Receivable" means (a) outstanding accounts receivable for the Vision Centers as of the Closing Date arising solely out of Retail Transactions, and (b) outstanding accounts receivable owing from the Optometrists to the Sellers.

         "Acquired Assets" means all of the right, title, and interest that the Sellers possess and have the right to transfer in and to the following assets associated with the Vision Centers and the Laboratory (whether or not reflected on the books and records of Sellers): (a) real property and leaseholds, improvements, and fixtures thereon, (b) tangible personal property (except for the Satis System) located thereon or in transit thereto (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process, finished goods, and furniture), (c) subject to Section 7(j)(i) below, the Satis System, (d) the Lanes, if any, provided by Vista pursuant to Section 7(j)(ii) below, (e) all intangible assets and intellectual property rights relating exclusively to the Vision Centers and the Laboratory, including all rights to the Marks and the goodwill associated therewith, (f) the Assumed Agreements (including any Security Deposits), (g) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from Governmental Entities, (h) the Accounts Receivable, (i) cash in the amount of $100 per Vision Center, (j) patient lists and records, (k) books and records relating exclusively to the Vision Centers and the Laboratory, (l) data, data bases and the like relating exclusively or primarily to the Vision Centers and the Laboratory, (m) telephone numbers relating exclusively or primarily to the Vision Centers or the Laboratory and (n) all Exclusive Assets.

         "Adjustment Deposit" has the meaning set forth in Section 3(b) below.

         "Adverse Consequences" means all claims, demands, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorney fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b2 of the regulations promulgated under the Securities Exchange Act of 1934.

         "Agreement" has the meaning set forth in Section 12(m) below.

         "Alternative Offer" means any proposal or offer to Vista from any Person other than the Buyer or its Affiliates for a merger, consolidation, share exchange or other business combination pursuant to which a Person acquires (a) all or substantially all of the Acquired Assets or (b) control of one or more of the Sellers.

         "Ancillary Assets" means the telecommunications, network and office equipment listed on Schedule 2(b).

         "Approved Person" has the meaning set forth in Section 12(e) below.

         "Assignment   and  Assumption  of  Leases"  means  the  assignment  and
assumption agreement to be executed and delivered at the Closing by the Sellers and the Buyer, substantially in the form of Exhibit A.

         "Assumed Agreements" means (a) the Leases, (b) the Optometric Agreements, and (c) any other agreements, contracts, understandings and other arrangements (including any amendments to any of the foregoing) which relate to the Vision Centers and the Laboratory and are listed on Schedule 5(j).

         "Assumed Obligations" means all liabilities and obligations accruing on or after the Closing Time either (a) under the Assumed Agreements or (b) as set forth on Schedule 2(c).

         "Assumption Order" means an order of the Bankruptcy Court approving the assumption and assignment of the Assumed Agreements by the Sellers to the Buyer. The Assumption Order may be part of the Sale Order.

         "Banc One Lease" means a master lease agreement dated as of April 6, 1997 between F&L and Banc One Leasing Corporation, pursuant to which F& L leases the Satis System.

         "Bankruptcy Code" means title 11 of the United States Code.

         "Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of Georgia or such other court having jurisdiction over the Chapter 11 Case.

         "Baseline Stated Value" means $6,900,000.

         "Bid Procedures Order" has the meaning set forth in Section 7(i)(i) below.

         "Bill of Sale" means the bill of sale with respect to the personal property to be conveyed by the Sellers to the Buyer hereunder, to be executed and delivered by the Sellers at the Closing, substantially in the form of Exhibit B hereto.

         "Book Value" means, with respect to a Vision Center, the book value of the associated inventory of eyeglass frames, lenses, and contact lenses as of the Closing Date, as shown on the books and records of Vista consistent with the terms of this Agreement.

         "Business Day" means any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in Atlanta, Georgia are authorized by law or other governmental action to close.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer Closing Documents" has the meaning set forth in Section 4(d) below.

         "Buyer Note" means the promissory note of the Buyer in the in the original principal amount of $1,500,000, substantially in the form of Exhibit C hereto. The principal amount of the Buyer Note may be adjusted as of the Closing Date pursuant to Section 7(j) below.

         "Chapter 11 Case" means the Sellers' reorganization case commenced under the Bankruptcy Code.

         "Closing" has the meaning set forth in Section 4(a) below.

         "Closing Date" has the meaning set forth in Section 4(a) below.

          "Closing Time" has the meaning set forth in Section 4(a) below.

         "Code" means the Internal Revenue Code of 1986.

         "Collateral Documents" means (a) the security agreement and related agreements to secure the obligations of the Buyer under the Buyer Note and the Note Agreement and (b) all other documents and instruments contemplated by the Note Agreement, all to be executed and delivered by the applicable Sellers and the Buyer, its Affiliates and the Senior Creditor at the Closing, substantially in the form of Exhibit D hereto.

         "Confidentiality Agreement" means the Confidentiality Agreement dated October 11, 2000, between Vista and the Buyer, as modified by a letter agreement dated as of November 22, 2000.

         "Contemplated Transactions" means all the transactions contemplated by this Agreement, including (a) the execution, delivery, and performance of the Seller Closing Documents and the Buyer Closing Documents and (b) the performance by the Buyer and the Sellers of their respective covenants and obligations under this Agreement.

         "Contribution" means, with respect to a Vision Center, the earnings before interest, taxes, depreciation, and amortization, as reflected on the Profit and Loss Statements, for the twelve months ending December 31, 2000.

         "Department" means the California Department of Managed Health Care.

         "Deposit" has the meaning set forth in Section 3(b) below.

         "Designation Notice" has the meaning set forth in Section 2(e) below.

         "Disputes" has the meaning set forth in Section 12(p) below.

         "Employee"  means an  individual  employed by the Sellers at the Vision
Centers or at the Laboratory (including any district manager for the Vision Centers), either as of the date of this Agreement or as of the Closing Date, as the case may be.

         "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement of any kind.

         "Employee  Pension  Benefit  Plan" has the  meaning  set forth in ERISA
Section 3(2).

         "Employee  Welfare  Benefit  Plan" has the  meaning  set forth in ERISA
Section 3(1).

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "ERISA Affiliate" means each entity which is treated as a single employer with a Seller for purposes of Code Section 414.

         "Escrow Agent" means First Union National Bank, Atlanta, Georgia.

         "Escrow Agreement" means the escrow agreement to be executed and delivered by Vista, the Buyer, and the Escrow Agent upon the execution of this Agreement, substantially in the form of Exhibit E hereto.

         "Excluded Assets" means (a) cash, cash equivalents and bank deposits (except only for the cash identified as part of the Acquired Assets) of the Sellers, (b) any refund or credit of the Sellers (i) related to Taxes or arising under the Assumed Agreements (excluding, however, the Security Deposits) and
(ii) relating to a period prior to the Closing Time, (c) the Purchase Price, (d) all accounts receivable of the Sellers other than the Accounts Receivable, (e) the common stock of ProCare, (f) any software (including any source code, object code, documentation, manuals, flow charts, and other materials with respect thereto), provided, however, that any software described in any agreement described in Schedule 5(j) shall not be deemed an Excluded Asset, (g) the Ancillary Assets, and (h) any asset of the Sellers which is not an Exclusive Asset.

         "Excluded Vision Centers" has the meaning set forth in Section 2(e) below.


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

         "Exclusive Asset" means any asset of the Sellers which (a) (in the case of tangible assets) is physically located at or in transit to any of the Vision Centers or the Laboratory and (b) is exclusively or primarily used by any of the Sellers for or in connection with the Vision Centers or the Laboratory.

         "Exhibit" means an exhibit to this Agreement.

         "Facility"  means  the  Fullerton,  California  facility  described  on
Schedule 4(c).

         "Facility Sublease" means a sublease, containing standard and customary terms (consistent with the provisions and requirements of the Laboratory Lease) in form mutually satisfactory to Seller and Buyer, which shall be attached hereto prior to the Closing Date as Exhibit F, pursuant to which the Buyer will occupy the Facility from the Closing Date through and including the Rejection Date.

         "F&L" has the meaning set forth in the preface above.

         "Final I & N Mix" has the meaning set forth in Section 3(i)(i).

         "Final Stated Value" has the meaning set forth in Section 3(g)(i) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Governmental Entity" means any federal, state, foreign, or local governmental or regulatory authority, department, agency, commission, court, taxing authority, body, or other governmental entity (including any subdivision of any of the foregoing), including any entity exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "Holding Agent" has the meaning set forth in Section 4(e) below.

         "I & N Inventory" means eyeglass frames which Vista has designated as inactive and non-replenishable inventory pursuant to standards historically used by Vista and disclosed to the Buyer.

         "I & N Mix" means the ratio of (a) the book value of the I & N Inventory located at the Vision Centers and the Laboratory to (b) the book value of all inventory of eyeglass frames located at the Vision Centers and the Laboratory, expressed as a percentage.

         "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

         "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

         "Indemnifiable Matters" means a Third Party Claim concerning or arising from, (a) with respect to Section 10(a) below, the ownership, use, possession, enjoyment, or operation of the Acquired Assets prior to the Closing Time
(including the acts and omissions of the Employees), including Third Party Claims alleging liens or encumbrances against any of the Acquired Assets, and
(b) with respect to Section 10(b) below, the ownership, use, possession, enjoyment or operation of the Acquired

Assets after the Closing Time (including the acts and omissions of the employees of the Buyer or its Affiliates).

         "Indemnified Party" has the meaning set forth in Section 10(c) below.

         "Indemnifying Party" has the meaning set forth in Section 10(c) below.

         "Instrument of Assumption" means the instrument of assumption to be executed and delivered by the Parties at the Closing, substantially in the form of Exhibit G hereto.

         "Intellectual Property Assignment" means the intellectual property assignment to be executed and delivered by certain Sellers at the Closing, substantially in the form of Exhibit H hereto.

         "Inventory Counts" has the meaning set forth in Section 3(f) below.

         "Knowledge" means, with respect to a Person which is a corporation, actual knowledge of officers of such Person after reasonable investigation.

         "Knox-Keene Act" means the California Knox-Keene Health Care Service Plan Act of 1975.

         "Laboratory" means the optical laboratory (and related distribution center and administrative offices) owned and operated by the Sellers in Fullerton, California.

         "Laboratory Lease" has the meaning set forth in Section 2(g) below.

         "Lane" means a lane of optometric eye examination equipment.

         "Leases" means the real estate leases (including all amendments thereto) for the Vision Centers. The Leases are listed on Schedule 5(i).

         "Marks" means the trademarks and tradenames listed on Schedule 5(q).

         "Master Lease" means a Master Lease Purchase Agreement dated as of February 2, 1998 between F&L and GE Capital Business Asset Funding Corporation, pursuant to which F&L leased 19 Lanes.

         "Midwest" has the meaning set forth in the preface above.

         "Move Date" has the meaning set forth in Section 2(f) below.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "Names" has the meaning set forth in Section 12(b) below.

         "New West" has the meaning set forth in the preface above.

         "Note Agreement" means the note agreement to be executed and delivered by the Sellers and the Buyer at the Closing, substantially in the form of
Exhibit I hereto.

         "Notices" has the meaning set forth in Section 12(h) below.

         "Optometric Agreements" means the sublease and related agreements between the Optometrists and the applicable Seller, pursuant to which the Optometrists occupy the premises of the Vision Centers in states other than California and perform optometric services thereon.

         "Optometrists" means the optometrists who, as of the date of this Agreement render optometric services on the premises of the Vision Centers in states other than California.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Parties" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person"  means  an  individual,  a  partnership,  a  corporation,   an
association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

         "ProCare" means ProCare Eye Exam, Inc., a California corporation (a wholly owned subsidiary of F&L), which is licensed as a specialized health care service plan under the Knox-Keene Act.

         "ProCare Agreement" means the stock purchase agreement for the sale to the Buyer of the common stock of ProCare, to be executed and delivered on the date of this Agreement by F&L and the Buyer, substantially in the form of Exhibit J hereto.

         "ProCare Sale" has the meaning set forth in Section 7(i)(i) below.

         "Profit and Loss Statements" means the unaudited profit and loss statements for the Vision Centers attached hereto as Schedule 5(f). The Profit and Loss Statements are for the twelve months ended December 31, 1999, June 30, 2000, and December 31, 2000, respectively.

         "Purchase Price" has the meaning set forth in Section 3(a) below.

         "Qualifying Inventory" means inventory of eyeglass frames which are not I & N Inventory.

         "Reconciliation Amount" has the meaning set forth in Section 3(i)(iii) below.

         "Regis" has the meaning set forth in Section 3(f) below.

         "Regis Report" has the meaning set forth in Section 3(f) below.

         "Rejection Date" has the meaning set forth in Section 2(g) below.

         "Relocation Notice" has the meaning set forth in Section 2(f) below.

         "Relocation Offices" has the meaning set forth in Section 2(f) below.

         "Retail Transaction" means a transaction with a retail customer which does not involve reimbursement from or any claim to or any payment by a third party payor, including an insurance company or any managed care entity.

         "Return Policy" has the meaning set forth in Section 9(j) below.

         "Sale Order" means an order of the Bankruptcy Court approving in all material respects this Agreement, the Contemplated Transactions, and the transactions contemplated under the ProCare Agreement.

         "Satis System" means the Satis vacuum anti-reflective coating system leased by F&L under the Banc One Lease.

         "Schedule" means a schedule to this Agreement, as such may be amended by consent of the Parties through the Closing Date.

         "Security Deposit" means any security deposit held by (a) any landlord under any of the Leases or (b) any party under any of the Assumed Agreements.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other claim or security interest, other than (a) liens for taxes not yet due and payable and, (b) purchase money liens and liens securing rental payments under capital lease arrangements identified on Schedule 2(c).

         "Seller Closing Documents" has the meaning set forth in Section 4(c) below.

         "Sellers" has the meaning set forth in the preface above.

         "Senior Creditor" has the meaning set forth in the Note Agreement.

         "Service Agreements" means, collectively, the Temporary IT Services Agreement and the Supply Agreement.

         "Stated Value" means the gross book value (determined on the basis of WAC), without giving effect to allowances or reserves, of the inventory at the Laboratory and the Vision Centers (including any items in transit) as of the Closing Date (excluding, however, (a) packaging and business supplies, (b) work in process, (c) finished goods that represent fulfillment of customer orders, and (d) holiday merchandise).

         "Straddle Period" has the meaning set forth in Section 9(e) below.

         "Supply Agreement" means the supply agreement to be executed and delivered by Vista and the Buyer at the Closing, substantially in the form of Exhibit K hereto.

         "Taxes" means all taxes, charges, fees, levies, penalties or other assessments imposed by any Governmental Entity, including income, excise, property, sales, use, transfer, franchise, payroll, windfall or other profits, alternative minimum, gross receipts, intangibles, capital stock, estimated, employment, unemployment compensation, ad valorem, stamp, value added or gains taxes, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

         "Temporary IT Services Agreement" means the temporary IT services agreement to be executed and delivered by Vista and the Buyer at the Closing, substantially in the form of Exhibit L hereto.

         "Third Party Claim" means a claim asserted by a third party against a Party.

         "Unassumed Assets" has the meaning set forth in Section 8(c)(i) below.

         "Unassumed Leases" means Leases the assumption and assignment of which are not approved by the Assumption Order.

         "Vision  Centers"  means the retail  optical  vision  centers listed on
Schedule 5(i).

         "Vista" has the meaning set forth in the preface above.

         "Vista License" means the license agreement to be executed and delivered by Vista and the Buyer at the Closing, substantially in the form of Exhibit M hereto.

         "WAC" means Vista's weighted average acquisition cost, exclusive of overhead and other internal costs.

2.       Basic Transaction.
         -----------------

         (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell, transfer, convey, and deliver to the Buyer, free and clear of all Security Interests, all of the Acquired Assets at the Closing for the consideration specified in Section 3 below.

         (b) Excluded Assets. Notwithstanding any provision herein to the contrary, the Acquired Assets shall exclude the Excluded Assets.

         (c) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to execute and deliver the Instrument of Assumption pursuant to which the Buyer shall assume and become responsible for all of the Assumed Obligations at the Closing.

         (d) Excluded Liabilities. The Buyer will not assume or be obligated to discharge any liabilities, commitments or obligations of the Sellers, whether known or unknown, absolute or contingent or otherwise, whether or not related to the Acquired Assets, other than the Assumed Obligations.

         (e) Excluded Vision Centers. On or before February 28, 2001, the Sellers shall file motions to reject the Leases for the Vision Centers listed on
Schedule 2(e) (such Vision Centers, the "Excluded Vision Centers"). Upon the filing of such motions the Excluded Vision Centers shall cease to be Vision Centers for all purposes under this Agreement. Notwithstanding the foregoing, the Buyer may, by Notice to Vista (on behalf of all the Sellers) which is received by Vista no later than February 23, 2001, provide a substitute Schedule 2(e) designating 20 Vision Centers (and related Leases) to be closed and rejected by the Sellers (such Notice, the "Designation Notice").

Upon the receipt by Vista of the Designation Notice, the Vision Centers listed in the Designation Notice shall be deemed to be the Excluded Vision Centers and cease to be Vision Centers for all purposes under this Agreement. The failure of the Buyer to timely provide the Designation Notice (including such substitute
Schedule 2(e)) shall constitute acceptance by the Buyer of Schedule 2(e) as attached hereto. Nothing under this Section 2(e) shall reduce the Purchase Price. Any Designation Notice given by the Buyer shall be irrevocable.

         (f) Relocation Offices. For a period beginning on the date of this Agreement and expiring on the earlier of March 24 or the fifth Business Day prior to the first scheduled hearing on the motion for the Sale Order, the Buyer may, by Notice to Vista (on behalf of all the Sellers) (such Notice, a "Relocation Notice"), designate up to ten Vision Centers the tangible assets of which the Buyer wishes to relocate (such Vision Centers, the "Relocation Offices"). Upon such designation, each Relocation Office shall cease to be a Vision Center for all purposes under this Agreement. Such designation shall not reduce the Purchase Price. The Buyer may give only one Relocation Notice under this Section 2(f). Failure of the Buyer to timely give the Relocation Notice shall constitute a waiver by the Buyer of such right. With respect to each Relocation Office, (i) the Sellers will not reject the associated real estate lease until the later of the Closing Date or April 21, 2001 (such date, the "Move Date"), (ii) the associated tangible assets will be deemed to be Acquired Assets, (iii) the Buyer will at its expense relocate the associated tangible assets to a successor location no later than the Move Date, (iv) in relocating such assets, the Buyer will comply with all provisions of the underlying real estate lease and will not remove any assets which, by the terms of such lease, cannot be removed from the Relocation Office, and (v) the Buyer will be responsible for all cash losses of the Relocation Office for any period between the Closing Date and the Move Date. Any such cash losses shall be limited to obligations in connection with the underlying leases and be paid pursuant to
Section 9(f) below. The Sellers will have no responsibility for any assets left by the Buyer at any Relocation Office after the Move Date. In addition to the obligations of the Buyer under Section 10(b) below, the Buyer agrees to indemnify, defend, and hold harmless each Seller from and against all Adverse Consequences such Seller shall suffer caused by the acts or omissions of the Buyer and its agents under this Section 2(f).

         (g) Laboratory. The Sellers hereby agree to reject the real estate lease for the Laboratory (such lease, the "Laboratory Lease") upon the earlier of (a) the confirmation of the Sellers' plan of reorganization in the Chapter 11 Case or (b) upon the request of the Buyer, provided, however, that the Sellers will not reject the Laboratory Lease prior to the Closing Date (the effective date of such rejection, the "Rejection Date"). With respect to the Laboratory,
(i) the Buyer will, at its expense, relocate the associated tangible assets to a successor location no later than the Rejection Date, and (ii) in relocating such assets, the Buyer will comply with all provisions of the Laboratory Lease and will not remove any assets which, by the terms of the Laboratory Lease, cannot be removed from the Laboratory unless otherwise permitted by order of the Bankruptcy Court. The Sellers will have no responsibility for any assets left by the Buyer at the Laboratory after the Rejection Date.

         3.     Purchase Price.
                ---------------

         (a) Amount. The purchase price for the Acquired Assets shall be $7,500,000 (the "Purchase Price"), subject to the reconciliation described in
Section 3(h) below and the pre-closing adjustments described in Section 7(j) below.

         (b) Deposit. Upon the execution and delivery of this Agreement by the Parties, certain of the Parties and the Escrow Agent shall execute and deliver the Escrow Agreement, and the Buyer shall, subject to the last sentence of this Section 3(b), deposit $1,500,000 of the Purchase Price with the Escrow Agent under the Escrow Agreement (such deposit, the "Deposit"). Upon any termination of this Agreement, the Deposit shall be delivered to the Buyer or Vista (on behalf of the Sellers), as the case may be, in accordance with Section 11(b)(ii) below. If the Closing occurs, the Escrow Agent will on the Closing Date (i) deliver $1,300,000 of the Deposit to Vista and (ii) retain the remaining $200,000 of the Deposit (which, as of the completion of the Closing, shall be referred to as the "Adjustment Deposit") subject to the terms of the Escrow Agreement and of this Agreement. If this Agreement is executed and delivered on a day which is not a Business Day, the Buyer shall make the Deposit on the first Business Day after such day.

         (c) Allocation of Purchase Price. The Buyer and the Sellers agree upon the allocation of the Purchase Price among the Acquired Assets as set forth in
Schedule 3(c).

         (d) Transfer Taxes. To the extent not addressed in the Sale Order, all transfer, documentary, sales, use, stamp, registration, and other such Taxes and recording, filing and other fees (including any penalties and interest) incurred in connection with this Agreement and the performance of the Contemplated Transactions shall be paid by the Sellers. The Sellers shall at their expense file all necessary Tax Returns and other documentation with respect to such items.

         (e) Prorations. On the Closing Date, minimum rent, percentage rent, water, gas, electricity and other utilities, common area maintenance reimbursements to landlords, taxes, and other similar periodic charges or expenses relating to the Vision Centers (excluding any pre-paid advertising) shall be prorated between Vista (on behalf of all the Sellers) and the Buyer as of the Closing Date (subject, however, to the provisions of Section 9(e) below). Any prorations which the Parties are unable to calculate on the Closing Date shall be calculated and adjusted by the Parties within 60 days following the Closing Date.

         (f) Closing Date Inventory. On or after the date of this Agreement, Vista will instruct Regis Inspection Services ("Regis") to conduct physical counts of the inventory at the Laboratory and at as many of the Vision Centers as is reasonably possible on the weekends of March 3-4 and March 10-11 (all such physical counts, the "Inventory Counts"), provided, however, that Regis shall conduct Inventory Counts at a minimum of 100 Vision Centers. Vista will pay the expense of the Inventory Counts. The Parties will direct Regis to provide and to distribute to Vista and the Buyer a report, no later than four Business Days after the completion of the Inventory Counts, indicating for the Laboratory and for each Vision Center at which Regis conducted an Inventory Count, the number of units of inventory physically located thereon as of the date of the Inventory Counts and, for each such unit, its sku number (such report, the "Regis Report").

(g)       Adjustment to Stated Value.
          --------------------------

                  (i) Vista will, no later than five Business Days after the Closing Date, calculate the Stated Value as of the Closing Date on the basis of its perpetual inventory system, as adjusted for the information provided in the Regis Report (the Stated Value, as so calculated, the "Final Stated Value").

                  (ii) Vista will make the work papers and back-up materials used in preparing the calculations described in Section 3(g)(i) above available to the Buyer and its accountants and other representatives at reasonable times and upon reasonable notice. Vista's calculations and adjustments pursuant to this Section 3(g) shall be final and binding on the Parties, absent manifest error.

         (h) Reconciliation. After the date on which the Final Stated Value is determined pursuant to Section 3(g) above, Qualifying Inventory will be delivered as follows:

                  (i) If the Final Stated Value exceeds the Baseline Stated Value, the Buyer will, after consultation with Vista, deliver to Vista (on behalf of all the Sellers) an amount of Qualifying Inventory equal to such excess within ten Business Days after the date on which the Final Stated Value finally is determined pursuant to Section 3(g) above.

                  (ii) If the Final Stated Value is less than the Baseline Stated Value, Vista (on behalf of all the Sellers) will, after consultation with the Buyer, deliver to the Buyer an amount of Qualifying Inventory equal to such deficiency within ten Business Days after the date on which the Final Stated Value finally is determined pursuant to Section 3(g) above.

                  (iii) For purposes of this Section 3(h), Qualifying Inventory shall be valued on the basis of WAC, without giving effect to allowances or reserves.

                  (iv) The Escrow Agent will immediately distribute the Adjustment Deposit to Vista (on behalf of the Sellers) upon either (A) the determination pursuant to Section 3(g) above that the Final Stated Value is greater than the Estimated Stated Value or (B) the delivery by Vista described in Section 3(h)(ii) above.

         (i) Adjustment to Mix.
            ------------------

                  (i) Vista will, no later than five Business Days after the Closing Date, calculate an I & N Mix as of the Closing Date on the basis of its perpetual inventory system, as adjusted for the information provided in the Regis Report (such I & N Mix, the "Final I & N Mix").

                  (ii) Vista will make the work papers and back-up materials used in preparing the calculations described in Section 3(i)(i) above available to the Buyer and its accountants and other representatives at reasonable times and upon reasonable notice. Vista's calculations pursuant to this Section 3(i) shall be final and binding on the Parties, absent manifest error.

                  (iii) If the Final I & N Mix exceeds 36% (the dollar value which represents such excess, the "Reconciliation Amount"), then, no later than ten Business Days after the Closing Date, (A) Vista will at its expense deliver to the Buyer at the Laboratory an amount of Qualifying Inventory having a WAC equal to the Reconciliation Amount and (B) the Buyer will at its expense deliver to Vista (to the address set forth in Section 12(h) below) an amount of eyeglass frames having the same WAC which are I & N Inventory.

         4. The Closing.

         (a) The Closing. The closing of the Contemplated Transactions (the "Closing") shall take place at the offices of Kilpatrick Stockton LLP in Atlanta, Georgia, commencing at 9:00 a.m. local time on the later of (i) March 24, 2001 or (ii) the first Saturday following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Contemplated Transactions (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"). The Closing shall be deemed to occur at 5:00 p.m. on the Closing Date (the "Closing Time").

         (b) Payment of Purchase Price. In consideration of the sale of the Acquired Assets and the assumption of the Assumed Obligations, the Buyer will, subject to the obligations of the Parties under Section 3 above, pay or cause to be paid to Vista (on behalf of the Sellers) at the Closing the Purchase Price (less the Adjustment Deposit) by delivery of (i) the Buyer Note and (ii) cash for the balance of the Purchase Price (less, however, any amounts deliverable to the Escrow Agent pursuant to Section 8(c)(i) below, plus any amounts under
Section 7(j)(i) below) payable by wire transfer, delivery of other immediately available funds, or as otherwise directed by Vista.

         (c) Deliveries by the Sellers. At or prior to the Closing, the applicable Sellers will deliver the following to the Buyer (all the following, collectively, the "Seller Closing Documents"):

                  (i) the Bill of Sale, duly executed by the Sellers, for the personal property included in the Acquired Assets;

                  (ii) all consents, waivers, and approvals obtained by any Seller with respect to the Acquired Assets or the consummation of the Contemplated Transactions, to the extent required hereunder;

                  (iii) subject to Section 8(c) below, assignments of the Leases, substantially in the form of the Assignment and Assumption of Leases, duly executed by the applicable Sellers;

                  (iv) the Instrument of Assumption, duly executed by the Sellers;

                  (v) all such other instruments of assignment or conveyance as shall, in the reasonable opinion of the Buyer and its counsel, be necessary to transfer to the Buyer the Acquired Assets, in accordance with this Agreement;

                  (vi) all necessary terminations and releases of Security Interests on the Collateral Documents, duly executed by the applicable Sellers;

                  (vii) the Intellectual Property Assignment, duly executed by the applicable Sellers;

                  (viii) the Note Agreement, duly executed by the applicable Sellers;

                  (ix) the Service Agreements, duly executed by Vista;

                  (x) the Vista License, duly executed by Vista;

                  (xi) the certificate contemplated by Section 8(a)(iv);

                  (xii) the amount, if any, determined to be payable to the Buyer pursuant to Section 3(e) above;

                  (xiii) a receipt for the cash portion of the Purchase Price;

                  (xiv) such other agreements, documents, instruments, and writings as are reasonably required to be delivered by the Sellers at or prior to the Closing Date in accordance with this Agreement;

                  (xv) a FIRPTA affidavit under Code Section 1445; and

                  (xvi) certified copies of the Sale Order and the Assumption Order.

         (d) Deliveries by the Buyer. At or prior to the Closing, the Buyer will deliver the following to Vista (on behalf of all the Sellers) (all the following, collectively, the "Buyer Closing Documents"):

                  (i) the Purchase Price, less the Deposit, by delivery of (A) the Buyer Note duly executed by the Buyer, and (B) cash for the balance of the Purchase Price payable by wire transfer or delivery of other immediately available funds or such other means as are agreed upon by Vista and the Buyer;

                  (ii) the Assignment and Assumption of Leases, duly executed by the Buyer;

                  (iii) the Instrument of Assumption, duly executed by the Buyer;

                  (iv) all such other instruments of assumption as shall, in the reasonable opinion of Vista and its counsel, be necessary for the Buyer to assume the Assumed Obligations in accordance with this Agreement;

                  (v) the Collateral Documents, duly executed by the Buyer and other appropriate parties;

                  (vi) the Note Agreement, duly executed by the Buyer;

                  (vii) the Service Agreements, duly executed by the Buyer;

                  (viii) the Vista License, duly executed by the Buyer;

                  (ix) the certificate contemplated by Section 8(b)(iv);

                  (x) the amount, if any, determined to be payable to Vista (on behalf of all the Sellers) pursuant to Section 3(e) above; and

                  (xi)  such  other  agreements,   documents,   instruments  and
         writings as are reasonably required to be delivered by the Buyer in accordance with this Agreement.

         (e) Pre-Closing. If the Closing Date occurs on a Saturday, then, on the Business Day before the Closing Date, the Parties will hold a pre-closing of the Contemplated Transactions at the offices of Kilpatrick Stockton LLP in Atlanta, Georgia and will perform such acts, and deliver such documents (including the Seller Closing Documents and the Buyer Closing Documents) as they would at the Closing; provided, however, that (i) all such documents shall be delivered to Kilpatrick Stockton LLP (the "Holding Agent") pursuant to this Section 4(e),(ii) the Buyer shall deliver the cash payment described in Section 4(b)(ii) above to the Escrow Agent, (iii) the Buyer shall deliver any deposit described in Section 8(c)(i) below to the Escrow Agent, (iv) the Parties shall be deemed to have irrevocably and unconditionally agreed to consummate the Contemplated Transactions effective the Closing Time as if all conditions to Closing had been satisfied or waived as of the Closing Date (and all conditions to Closing shall be deemed to have been satisfied or waived as of the Closing Time), and (v) the Closing shall in all respects be deemed to occur (and the Seller Closing Documents and the Buyer Closing Documents shall be deemed to have been legally delivered and to have become legally effective) at the Closing Time. On the first Business Day after the Closing

Date, (x) the Holding Agent will deliver (A) the Seller Closing Documents to the Buyer and (B) the Buyer Closing Documents to Vista (on behalf of all the Sellers), and (y) the Escrow Agent will deliver each of the portion of the Deposit described in Section 3(b)(i) above and the cash payment described in
Section 4(e)(ii) above, plus accrued interest thereon, to Vista (on behalf of all the Sellers). The Holding Agent will have no duties hereunder other than as expressly set forth in the preceding sentence. The Buyer and the Sellers hereby jointly and severally agree to indemnify and hold harmless the Holding Agent to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees and disbursements of counsel), actions, proceedings, or investigations (whether formal or informal), or threats thereof, based upon, relating to, or arising out of, the duties of the Holding Agent under this Section 4(e).

         5. Representations and Warranties of the Sellers. Each Seller with respect to itself and the other Sellers, jointly and severally represents and warrants to the Buyer that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5), provided, however, that none of the statements contained in this Section 5 shall apply or shall be deemed to apply to any of the operations or businesses of the Sellers other than the Vision Centers or the Laboratory, as the case may be.

         (a) Organization of the Seller. Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required for the operation of the Vision Centers or the Laboratory, as the case may be.

         (b) Authorization of Transaction. Each Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and, after giving effect to entry of the Sale Order, to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of each Seller has duly authorized the execution, delivery, and performance of this Agreement and (if and when executed and delivered pursuant to this Agreement) the Seller Closing Documents by such Seller. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with their respective terms and conditions.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the Contemplated Transactions (including the execution and delivery of the Seller Closing Documents), will, after giving effect to the entry of each of the Sale Order and the Assumption Order (and except as disclosed in Schedule 5(c)), (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which the Seller is subject or any provision of the charter or bylaws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject. After giving effect to the entry of the Sale Order, the Seller does not, except as disclosed in Schedule 5(c), need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the Contemplated Transactions.

         (d) Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions for which the Buyer could become liable.

         (e) Title to Acquired Assets. The Sellers have and will transfer and convey to Buyer on the Closing Date good and marketable title to the Acquired Assets owned as of the date of this Agreement, or a valid leasehold interest in, the Acquired Assets leased as of the date of this Agreement, in each case free and clear of all liens, claims, charges, encumbrances and security interests of any kind or nature other than the Assumed Obligations. The Acquired Assets will be sufficient for the conduct of the business of the Vision Centers and the Laboratory substantially in the Ordinary Course of Business, after giving effect to and during the term of all provisions of the Agreement (including the Temporary IT Services Agreement). Schedule 5(e) lists all tangible Acquired Assets with an acquisition cost to the Sellers in excess of $1,000.

         (f) Profit and Loss Statements. The Profit and Loss Statements are prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and are consistent with the books and records of the Sellers, which books and records are in all material respects accurate and complete.

         (g) Legal Compliance. To the Knowledge of the Sellers, the Sellers have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of Governmental Entities.

         (h) Tax Matters.

                  (i) Each of the Sellers has: (A) filed all Income Tax Returns that it was required to file, and has paid all Income Taxes owing; and
         (B) filed all sales and use tax returns that it was required to file and paid all sales and use taxes owing.

                  (ii) Schedule 5(h) lists all Income Tax Returns filed with respect to F&L and New West for taxable periods ended on or after January 3, 1998, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. The foregoing Sellers have delivered to the Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by them since January 3, 1998.

                  (iii) Each Seller has not, with respect to income generated by the Vision Centers or the Laboratory, waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

                  (iv) Each Seller is not a Person other than a United States person within the meaning of the Code.

         (i) Real Property.
             -------------

                  (i) Each Seller owns no real property.

                  (ii) Schedule 5(i) lists all real property (A) leased or subleased to the Seller and (B) occupied by a Vision Center. The Seller has delivered to the Buyer correct and complete copies of the Leases and the Optometric Agreements (as amended to date). To the

         Knowledge of the Seller, (X) each Lease and Optometric Agreement is legal, valid, binding, enforceable, and in full force and effect and, except as disclosed on Schedule 5(i), (Y) there is not under any Lease any claim of default by any party to such Lease, and (Z) there is no such claimed default in respect of which the other party to such Lease has not taken or is not taking adequate steps to cure by the Closing Date. Except as disclosed on Schedule 5(i), the Sellers have no Knowledge of any facts which, with notice or lapse of time, could give rise to a breach or default under any Lease.

         (j) Assumed Agreements. Schedule 5(j) lists all the Assumed Agreements. The Sellers have delivered to the Buyer a correct and complete copy of each of the Assumed Agreements. To the Knowledge of the Sellers, (A) each Assumed Agreement is legal, valid, binding, enforceable, and in full force and effect and, except as disclosed on Schedule 5(j), (B) there is not under any Assumed Agreement any claim of default by any party to such Assumed Agreement, and (C) there is no such claimed default in respect of which the other party to such Assumed Agreement has not taken or is not taking adequate steps to cure by the Closing Date. Except as disclosed on Schedule 5(j), the Sellers have no Knowledge of any facts which, with notice or lapse of time, could give rise to a breach or default under any Assumed Agreement.

         (k) Litigation. Schedule 5(k) sets forth each instance in which any Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction.

         (l) Employee Benefits.
             -----------------

                  (i) Schedule 5(l) lists each Employee Benefit Plan that (A) the Sellers maintain or to which any Seller contributes and (B) in which Employees participate as of the date of this Agreement. No such Employee Benefit Plan is a Multiemployer Plan..

                           (A) To the Knowledge of the Sellers, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA and the Code.

                           (B) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made to each such Employee Benefit Plan which is an Employee Pension Benefit Plan. All premiums or other payments which are due have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                           (C) Each such Employee Benefit Plan which is intended
                  to meet the  requirements  of a  "qualified  plan"  under Code
                  Section 401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a).

                           (D) As of the last day of the most recent  prior plan
                  year, the market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equaled or exceeded the present value of liabilities thereunder (determined in accordance with then current funding assumptions).

                           (E) The Sellers have  delivered to the Buyer  correct
                  and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

                  (ii) With respect to each Employee Benefit Plan which covers Employees and that the Sellers or any ERISA Affiliate maintains or has maintained during the prior six years or to which any of them contributes, or has been required to contribute during the prior six years:

                           (A) No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending, except that a Governmental Entity has requested certain information in connection with an audit of an Employee Benefit Plan of F&L.

                           (B) The Sellers have not  incurred  any  liability to
                  the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

         (m) Environmental, Health, and Safety Matters. To the Knowledge of the Sellers, the Sellers are, with respect only to the Vision Centers and the Laboratory, in compliance with Environmental, Health, and Safety Requirements.

         (n) Employees and Optometrists.
             --------------------------

                  (i) No Seller is a party to or bound by any collective bargaining agreement, nor has any Seller experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. No Seller has not committed any unfair labor practice. The Sellers have no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to Employees as of the date of this Agreement.

                  (ii) Schedule 5(n)(ii) lists all Employees as of the date of this Agreement, sets forth their wages, and describes any written or oral employment arrangements between any Seller and any Employee other than the severance program approved by the Bankruptcy Court in the Chapter 11 Case. The Employees are all the current employees of the Sellers as of the date of this Agreement. Except as indicated on
         Schedule 5(n)(ii), no Employee has a written employment agreement with any Seller which is not terminable on notice by such Seller without cost or other liability to such Seller.

                  (iii) Schedule 5(n)(iii) lists all Optometrists. Each Optometric Agreement is valid and in full force and effect in accordance with its terms. A true and correct copy of each of the standard forms of Optometric Agreement is attached as Exhibit M hereto. There is no Optometric Agreement which is not terminable by the applicable Seller on more than 60 days notice without cost or other liability to the Seller. To the Knowledge of the Seller, (A) each Optometric Agreement is legal, valid, binding, enforceable, and in full force and effect and except as disclosed on Schedule 5(n)(iii), (B) there is not under any Optometric Agreement any claim of default by any party to such Optometric Agreement, and (C) there is no such claimed default in respect of which the other party to such Optometric Agreement has not taken or is not taking adequate steps to cure by the Closing Date. Except as disclosed on Schedule 5(n)(iii), the Seller has no Knowledge of any facts which, with notice or lapse of time, could give rise to a breach or default under the Optometric Agreement. No Optometric Agreement obligates the applicable Seller to collect or bill claims on behalf of the Optometrist.

         (o) Maintenance. The Sellers own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the business of the Vision Centers and the Laboratory as presently conducted. Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used or intended.

         (p) Inventory. The inventory of the Sellers consists of raw materials, packaging, and supplies, manufactured and purchased parts, work in process, and finished goods, all of which is merchantable in the Ordinary Course of Business and fit for the purpose for which it was procured or manufactured. The
inventories  of  the  Sellers  are  at  normal  and  adequate   levels  for  the
continuation of business of the Vision Centers and the Laboratory in the Ordinary Course of Business. All work in progress can be completed for sale in the Ordinary Course of Business.

         (q) Marks. To the Knowledge of the Sellers,  (i) the Marks scheduled on
Schedule 5(q) represent all Marks used in the business of the Vision Centers and the Laboratory, (ii) other than the Marks, there are no other Marks necessary to operate the Vision Centers or the Laboratory in the Ordinary Course of Business;
(iii) each Mark is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, and (iv) except as disclosed on Schedule 5(q), (A) no action, suit, complaint, demand, or claim is pending or threatened which challenges the legality, validity, use, or ownership by the Sellers of any Mark,
(B) the use by the Sellers of each Mark does not infringe upon any intellectual property rights of any third parties, and (C) the Sellers possess and will transfer and assign to the Buyer at the Closing all right, title, and interest in and to each Mark, free of any Security Interests, liens or encumbrances

         (r) Insurance. Schedule 5(r) sets forth the insurance coverage in effect as of the date of this Agreement for the Vision Centers and the Laboratory. Each insurance policy described on Schedule 5(r) is valid, binding, and in full force and effect, and no party to the policy has repudiated any provision thereof.

         (s) Disclaimer of other Representations and Warranties. Except as expressly set forth in this Section 5, the Sellers make no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Acquired Assets), liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. The Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 5 or otherwise in this Agreement, the Buyer is purchasing the Acquired Assets on an "as-is, where-is" basis. Without limiting the generality of the foregoing, the Sellers make no representation or warranty regarding any assets other than the Acquired Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

         6. Representations and Warranties of the Buyer. The Buyer represents and warrants to each Seller that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6).

         (a) Organization of the Buyer. The Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

         (b) Authorization of Transaction. The Buyer has full power and authority (including full company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the Contemplated Transactions, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which the Buyer is subject or any provision of its charter, operating agreement, or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the Contemplated Transactions.

         (d) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions for which any Seller could become liable or obligated.

         (e) Availability of Funds. The Buyer will have sufficient funds available to it on the Closing Date to enable it to pay the Purchase Price.

         7. PreClosing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the Contemplated Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Section 8 below).

         (b) Notices and Consents. The Sellers will give any notices to third parties, and the Sellers will use their reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request. The Buyer will assist the Sellers and provide any information reasonably requested by the Sellers or any third party in connection with such third party consents. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any required authorizations, consents, and approvals of Governmental Entities in connection with the matters contemplated by this Agreement.

         (c) Operation of Business. Subject to the terms and conditions of this Agreement, the Sellers will conduct the business of the Vision Centers and the Laboratory only in the Ordinary Course of Business provided, however, that the staffing at the Laboratory shall be appropriate given the volume of business for the Vision Centers. Without limiting the generality of the foregoing, and except as required by the Bankruptcy Court, during the period from the date of this Agreement to the Closing Date, the Sellers will use all commercially reasonable efforts to preserve intact the Acquired Assets (taking into account each of the Seller's current status as a filer under Chapter 11 of the Bankruptcy Code) and endeavor to preserve the goodwill and relationships with customers, suppliers, and others having business dealings with the Vision Centers and the Laboratory, provided, however, that the Sellers shall not be obligated to renew, extend, exercise any option under, modify the terms of, convert from month-to-month, or replace, any Lease. Notwithstanding the foregoing, Vista will consult with the Buyer about and give the Buyer a good faith opportunity to object to the content and cost of post-closing advertising for the Vision Centers.

(d)       Full Access
          -----------

                  (i) By Buyer. Until the Closing, the Sellers will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Sellers, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Vision Centers and the Laboratory. The Buyer shall coordinate such access with the financial advisors of Vista. Neither Buyer nor its representatives shall contact any of the Employees, customers, suppliers, Optometrists, or other associates of the Sellers without the specific prior written authorization of Vista, which authorization shall not be unreasonably withheld or delayed.

                  (ii) By Vista. Until the Closing, the Buyer will permit representatives of Vista to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Buyer, to all books, records (including tax records), and financial statements (including balance sheets, statements of operations, statements of cash flows, and projections) of or pertaining to the Buyer and its Affiliates. Upon the request of Vista or its representatives, the Buyer shall promptly provide to Vista and its representatives copies of all the foregoing documents.

                  (iii) Financing Commitments. No later than two days before the first scheduled hearing on the motion for the Sale Order, the Buyer shall provide Vista (on behalf of the Sellers) with proof that it has obtained sufficient funds to consummate the Contemplated Transactions. Any commitment letters provided by the Buyer shall be from a reputable financing source and shall be without conditions other than entry of the Sale Order and the consummation of the Contemplated Transactions in accordance with the terms of this Agreement. Any financing provided by the Senior Creditor will contain customary terms and conditions, including reasonable and customary subordination provisions, but will not materially and adversely affect the payment rights of the Sellers under the Note Agreement. The Parties will agree to reasonable and customary terms and conditions proposed by the Senior Creditor and will agree to appropriate amendments or modifications to the Note Agreement and the Collateral Documents.

         (e) Confidentiality Agreement. The Sellers and the Buyer acknowledge that each is subject to the Confidentiality Agreement and that all information and documentation furnished pursuant to Section 7(d) above to (i) the Buyer and its representatives or (ii) Sellers and their representatives shall be subject to the provisions of the Confidentiality Agreement and shall be treated as Evaluation Material within the meaning of the Confidentiality Agreement.

         (f) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 5 and Section 6 above. No disclosure by any Party pursuant to this Section 7(f), however, shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation or breach of warranty.

         (g) Public Statements. Prior to the Closing Date, the parties shall consult prior to any party issuing any public announcement, statement, or other disclosure with respect to this Agreement or the Contemplated Transactions; provided, further, that each Party shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties, unless otherwise required by law or by order of the Bankruptcy Court.

         (h) Employees. It is the Buyer's good faith intention to give reasonable priority to offering employment with the Buyer or its Affiliates, conditional upon the Closing, to individuals who are Employees as of the Closing Date. On or before the Closing Date, the applicable Sellers shall terminate the employment of all Employees. Prior to the Closing Date, letters which have been approved by the Parties and their counsel will be distributed to such Employees inviting them to apply for consideration for employment with the Buyer. Vista will pay all outstanding employee obligations as of the Closing Date, except to the extent prohibited by the Bankruptcy Code or other applicable law.

         (i) Submissions to Bankruptcy Court.
             -------------------------------

                  (i) Vista (on behalf of the Sellers) will exercise its best efforts to file, within three days after the execution and delivery of this Agreement by the Parties, with the Bankruptcy Court a motion and related papers seeking entry of an order by the Bankruptcy Court approving procedures (A) for the sale of the Acquired Assets pursuant to this Agreement and (B) for the sale of the common stock of ProCare pursuant to the ProCare Agreement (such requested order, the "Bid Procedures Order", and such sale of the common stock of ProCare, the "ProCare Sale"), such submission to the Bankruptcy Court to be reasonably satisfactory in form and substance to the Buyer and its counsel, including the expense reimbursement provisions described in
         Section 11(b)(iii). The Parties shall use their respective best efforts to (X) obtain entry of the Bid Procedures Order within 20 days after the motion with respect thereto is filed with the Bankruptcy Court and
         (Y) cause the Bid Procedures Order to provide for an initial minimum overbid increment of $350,000.

                  (ii) Vista (on behalf of the Sellers) will, subject to the provisions of the Bid Procedures Order, exercise its best efforts to file with the Bankruptcy Court, within ten Business Days after the entry of the Bid Procedures Order, a motion and related papers, seeking entry of the Sale Order, the submission to the Bankruptcy Court to be in form and substance reasonably satisfactory to the Buyer and its counsel, provided, however, that the Sale Order shall provide that the ProCare Sale shall be subject to the approval of the Department.
         Subject to the provisions of the Bid Procedures Order, Vista shall attempt to obtain entry of the Sale Order as soon as practicable.

         (j) Changes to Assets and Adjustment of Purchase Price.
             --------------------------------------------------

                  (i) Banc One Lease. The Parties will exercise reasonable efforts to terminate the Banc One Lease through an early buy-out effective no later than the Closing Date or reject the Banc One Lease no later than the Closing Date. If the Parties terminate the Banc One Lease, (A) the Purchase Price (and the payment by the Buyer pursuant to Section 4(b)(ii) above) shall be increased by one half of such buy-out amount and (B) the Satis System will be included as an Acquired Asset. If the Parties are unable to terminate the Banc One Lease, (X) the principal amount of the Buyer Note will be reduced by $152,500 and
         (Y) the Satis System will not be included as an Acquired Asset, but the Banc One Lease will be included as an Assumed Agreement.

                  (ii) Eye Examination Equipment. The Parties acknowledge that the Buyer does not wish to assume the Master Lease and that the Master Lease will not be included in the Assumed Obligations. Vista agrees to provide substitute Lanes for the 19 Lanes which are subject to the Master Lease. The substitute Lanes shall be substantially equivalent in quality to the Lanes which are subject to the Master Lease. If, as of the Closing Date, Vista is unable to deliver all such Lanes, the principal amount of the Buyer Note will be reduced $7000 for each such Lane Vista is unable to deliver.

         (k) No Solicitation. Except as otherwise required by this Agreement or by the Bankruptcy Code, no Seller shall, after the Buyer has made the Deposit, directly or indirectly solicit any Alternative Offer; provided, however, that if, at any time, the Seller determines in good faith, based upon the advice of outside counsel, to do so in light of its fiduciary duties under the Bankruptcy Code or by other applicable law, such Seller may negotiate an Alternative Offer and enter into a definitive agreement with respect to such Alternative Offer.

         (l) Certain Inventory. Prior to the taking of the Inventory Counts by Regis, Vista will cause (i) the Laboratory to deliver to Vista's St. Cloud manufacturing facility all eyeglass frames which are stocked at the Laboratory and are intended for sale at retail outlets of the Sellers other than the Vision Centers and (ii) its St. Cloud manufacturing facility to deliver to the Laboratory all eyeglass frames which are stocked at the St. Cloud manufacturing facility and are intended for sale at the Vision Centers.

         (m) No Contrary Plan. The Sellers shall not file or support any plan in the Chapter 11 Case which contains terms or provisions contrary to or inconsistent in any material way with the terms of this Agreement or the Contemplated Transactions, or the Sale Order.

         8. Conditions to Obligation to Close.
            ---------------------------------

         (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 5 above shall be true and correct in all material respects at and as of the Closing Date, provided, however, that this condition will be deemed not to have been met only where the breach of such representation(s) and/or warranty(ies), individually or in the aggregate, would have a material adverse effect on either (A) the financial condition and/or operation of the Vision

         Centers,   or  (B)  the  ability  of  the  Parties  to  consummate  the
         Contemplated Transactions, or (C) the Acquired Assets;

                  (ii) each Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the Contemplated Transactions;

                  (iv)  each  Seller  shall  have   delivered  to  the  Buyer  a
         certificate to the effect that each of the conditions specified above in Section 8(a)(i)(iii) is satisfied in all respects;

                  (v) subject to Section 8(c), all consents and approvals for the consummation of the sale of the Acquired Assets required under the terms of any note, bond, indenture, contract or other agreement to which any Seller is a party shall have been obtained, unless the failure to obtain such consents and approvals would not, in the aggregate, reasonably be expected to have a material adverse effect on the Vision Centers taken as a whole or the Acquired Assets;

                  (vi) on or before March 19, 2001, the Bankruptcy Court shall have entered the Bid Procedures Order;

                  (vii) on or before April 16, 2001, the Bankruptcy Court shall have entered the Sale Order and the Assumption Order, which shall not be subject to any stay and shall not have been modified, vacated or reversed in any manner (provided, however, that it shall not be a condition of the Closing that the Sale Order approve the Facility Sublease);

                  (viii) on or before the date of this Agreement, F&L and the Buyer shall have executed the ProCare Agreement;

                  (ix)  the  Buyer  shall  have  received  the  Seller   Closing
         Documents;

                  (x) all actions to be taken by the Seller in connection with consummation of the Contemplated Transactions and all certificates, opinions, instruments, orders, and other documents required to effect the Contemplated Transactions will be reasonably satisfactory in form and substance to the Buyer; and

                  (xi) Due and proper notice of the motion for the Sale Order and the relief sought therein and provided in the Sale Order, in form reasonably satisfactory to the Buyer (except that any publication of such notice shall be made only at the request and the expense of the Buyer; provided, however, that publication notice expressly required by the Bankruptcy Court shall be at Sellers' expense), shall have been provided by the Sellers to creditors and parties-in-interest, consistent with the requirements of the Bankruptcy Code.

The Buyer may waive any condition specified in this Section 8(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Sellers. The obligation of each Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 6 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the Contemplated Transactions;

                  (iv) the Buyer shall have delivered to Vista (on behalf of all the Sellers) a certificate to the effect that each of the conditions specified above in Section 8(b)(i)(iii) is satisfied in all respects;

                  (v) on or before March 19, 2001, the Bankruptcy Court shall have entered the Bid Procedures Order;

                  (vi) on or before April 16, 2001, the Bankruptcy Court shall have entered the Sale Order, which shall not have been modified, vacated, or reversed in any manner;

                  (vii) on or before the date of this Agreement, F&L and the Buyer shall have executed the ProCare Agreement;

                  (viii) Vista (on behalf of the Sellers) shall have received the Buyer Closing Documents; and

                  (ix) all actions to be taken by the Buyer in connection with consummation of the Contemplated Transactions and all certificates, opinions, instruments, orders, and other documents required to effect the Contemplated Transactions will be reasonably satisfactory in form and substance to the Sellers.

Vista (on behalf of all the Sellers) may waive any  condition  specified in this
Section 8(b) if it executes a writing so stating at or prior to the Closing.

         (c) Leases. Notwithstanding anything to the contrary in this Agreement,

                  (i) Unassumed Leases. If, as of the Closing Date, there are no more than 20 Unassumed Leases, the Closing will nevertheless occur with respect to all Acquired Assets except those which are located in the Vision Centers which are subject to an Unassumed Lease (such located assets, the "Unassumed Assets") and the Buyer (A) will, at the Closing, be entitled to deduct from the Purchase Price, for each Vision Center subject to an Unassumed Lease, the sum of (I) the Book Value of such Vision Center and (II) 20% of the Contribution of such Vision Center and (B) shall, at the Closing, deposit with the Escrow Agent an amount equal to the amount so deducted.

                  (ii) Subsequent Transfers. If there are any Unassumed Leases as of the Closing Date, the Sellers will, subsequent to the Closing Date, use their best efforts to obtain approval of the Bankruptcy Court to assign the Unassumed Leases pursuant to the Assumption Order (or a successor order or orders to the Assumption Order) except to the extent that the Buyer specifically agrees otherwise with respect to specific Leases. As such orders are entered, the Parties will execute appropriate documents of transfer of the corresponding Unassumed Assets to the Buyer, and the Buyer shall cause the Escrow Agent to release to Vista (on behalf of each Seller) an amount equal to the amount deducted pursuant to Section 8(c)(i) above. If there are any Unassumed Leases as of June 29, 2001, (A) the Escrow Agent shall then pay to the Buyer any amounts still held by the Escrow Agent under this Section 8(c) and (B) the Sellers will be discharged from their obligation to seek the approval of the Bankruptcy Court to assign any outstanding Unassumed Leases. Until June 29, 2001, the Sellers will not, without Buyer's prior written consent in each instance, seek to transfer, or cooperate in the transfer of, any of the Unassumed Leases to any party other than the Buyer.

         9. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

         (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents and the conveyance by the Sellers to the Buyer of any Exclusive Assets) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

         (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any lawsuit in connection with (i) any Contemplated Transaction or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Vision Centers or the Laboratory, each of the Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         (c) Transition. For a period of 24 months after the Closing Date, each Party and its representatives shall have reasonable access to, and each shall have the right to photocopy, all of the books and records relating to the Acquired Assets, including all personnel and medical records required by law, legal process or subpoena, in the possession of the other Party in connection with the Assumed Obligations, or other matters relating to or affected by the operation of the Vision Centers or the Laboratory. During such period, the Buyer agrees to provide the Sellers and their representatives during ordinary business hours and upon reasonable notice and at any Seller's request, with reasonable access to employees of the Buyer for purposes of winding down the estates of the Sellers. If the Party in possession of such books and records shall desire to dispose of any such books and records upon or prior to the expiration of such period, such Party shall, prior to such disposition, give the other Party a reasonable opportunity at such other Party's expense, to segregate and remove such books and records as such other Party may select.

         (d) Tax Assistance. The Buyer and the Sellers shall provide the other with such assistance as may reasonably be requested by the other Parties in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceeding or determination. The Buyer and the Sellers will each provide the other Parties with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other Party for any period.

Without limiting the generality of the foregoing, each of the Buyer and Vista (on behalf of all the Sellers) will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof) copies of all Tax Returns, supporting work schedules and other records relating to Tax periods or portions thereof ending on or prior to the Closing Date. Any information obtained pursuant to this Section 9(d) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax
Return or other schedule relating to Taxes shall be kept confidential by the Parties.

         (e) Tax Responsibility. In the case of any Taxes that are imposed on a periodic basis and are payable for any taxable period beginning before and ending after the Closing Date (a "Straddle Period"), the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes, other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), whether actually paid before, during, or after such period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire period, and (ii) in the case of any Taxes based upon or related to income or receipts, be deemed equal to the amount which would be payable if the taxable year ended on the close of business on the Closing Date. Any credits for a Straddle Period shall be prorated, based upon the fraction employed in clause
(i) of the preceding sentence. If Vista or any of its Affiliates has prepaid any Taxes for a Straddle Period and such prepaid Taxes exceed the Seller's share of such Taxes under this Section 9(e), the Buyer shall pay Vista (on behalf of all the Sellers) the amount of such excess promptly upon the finalization of the calculation of the allocation of Taxes described in this Section 9(e). If the Parties cannot, within 90 days of the Closing Date, agree upon the allocation of Taxes described in this Section 9(e), then the Accounting Firm shall (at the equal expense of Vista and the Buyer) review the relevant documents and submit, within 30 days after the relevant documents are submitted to it, its determination, which shall be final and binding upon the Parties.

         (f) Prorations and Cash Losses.  Within 60 days after the Closing Date,
(i) the Parties will calculate and reconcile, by payment from one Party to the other Party, all amounts which, on the Closing Date, the Parties were to have calculated and reconciled pursuant to Section 3(e) above, and (ii) Vista will calculate (subject to the reasonable review and objection by the Buyer) the cash losses, if any, incurred by the Sellers pursuant to Section 2(f) above, and the Buyer shall pay such amount to Vista (on behalf of all the Sellers). If the Parties cannot, within 60 days of the Closing Date, agree upon the calculations described in this Section 9(f), then the Accounting Firm shall (at the equal expense of Vista and the Buyer) review the relevant documents and submit, within 30 days after the relevant documents are submitted to it, its determination, which shall be final and binding upon the Parties.

         (g) Solicitation of Employees. Vista (on behalf of the Sellers) agrees that, for a period of one year following the Closing Date, it and they will not solicit any agency, employment, consulting, or other contract or arrangement with any employee or independent optometrist of the Buyer without the prior written permission of the Buyer. The Buyer agrees that, for a period of one year from the Closing Date, it and they will not solicit any agency, employment, consulting, or other contract or arrangement with any employee or independent optometrist of the Sellers without the prior written permission of Vista.

         (h) Solicitation of Customers. The Sellers will neither directly solicit or advertise to customers of the Vision Centers using customer lists or customer data in any format in the possession of the Sellers on or prior to the Closing Date, nor disclose the contents of such customer lists or data to any party other than a Party, unless any Seller is obligated by court order or other legal process to do so. It is understood and agreed that all such customer lists and data are included in the Acquired Assets and will become the exclusive property of the Buyer at the Closing.

         (i) Managed Care Contracts. During a period expiring six months after the Closing Date, Vista will endeavor to renegotiate any existing managed care contracts so that the Buyer will have the opportunity to have the economic benefit of that portion of the managed care contracts which results from the ownership of the Vision Centers.

         (j) Return Policy. The Parties acknowledge that one of the Assumed Obligations is the 90 day merchandise return policy offered by the Vision Centers (the "Return Policy") and that the Sellers have agreed to credit the Buyer for cash refunds issued by the Buyer pursuant to the Return Policy in the 90 day period following the Closing Date. As part of the services provided under the Temporary IT Services Agreement, Vista shall, within 30 days following the end of each of the first four months after the Closing Date, provide the Buyer and Vista (on behalf of all the Sellers) with an accounting showing all cash refunds issued by the Buyer during such month pursuant to the Return Policy. Such accounting shall be final and binding on the Parties, absent manifest error. Provided that neither Vista nor the Buyer objects to such accounting (or to any refunds issued under the Return Policy) within 15 days of receiving it, the Buyer shall be entitled to reduce, effective the last day of the month in which Vista provided the accounting to the Buyer and Vista, the principal amount of the Buyer Note (as if the Buyer had made a permitted prepayment thereunder) by the amount of the cash refunds issued by the Buyer in the previous month. If the Buyer or Vista does so object, the objecting Party will provide such additional information as the other Party may reasonably request, and the Parties shall enter into good faith negotiations to resolve the dispute. Upon resolution of any objections by a Party, the agreed upon amount of the cash refunds shall be deemed a permitted prepayment under the Buyer Note effective the end of the month in which the Parties have resolved the objections. The Buyer shall be entitled to credit hereunder only for cash refunds (i) issued in strict compliance with the Return Policy and (ii) arising out of goods sold at the Vision Centers prior to the Closing Date. The maximum amount of the credit to which the Buyer may be entitled under this Section 9(j) shall not exceed three times the monthly average of refunds issued by the Vision Centers under the Return Policy during the 12 month period expiring on January 31, 2001. Any dispute under this Section 9(j) which the Parties are unable to resolve shall be referred to the Accounting Firm, whose decision shall be final and binding upon the Parties, and whose fees and expenses shall be evenly shared by Vista and the Buyer.

         10. Indemnification.
             ---------------

         (a)  Indemnification  Provisions  for Benefit of the Buyer.  Subject to
Section 10(f) below, each Seller agrees to indemnify, defend, and hold harmless the Buyer from and against Adverse Consequences the Buyer shall suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer shall suffer after the end of any applicable survival period) caused by the Indemnifiable Matters; provided, however, that, within the applicable survival period described in Section 12(a) below, the Buyer must make a written claim for indemnification against the Seller pursuant to Section 12(h) below, and provided, further, however, that the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences caused by the

         Indemnifiable Matters until the Buyer has suffered Adverse Consequences by reason of all such Indemnifiable Matters in excess of a $50,000 aggregate threshold (at which point the Seller will be obligated to indemnify the Buyer from and against the Adverse Consequences relating back to the first dollar).

         (b) Indemnification Provisions for Benefit of the Seller. The Buyer agrees to indemnify, defend, and hold harmless each Seller from and against Adverse Consequences such Seller shall suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller shall suffer after the end of any applicable survival period) caused by the Indemnifiable Matters; provided, however, that, within the applicable period described in Section 12(a) below, the Seller must make a written claim for indemnification against the Buyer pursuant to Section 12(h) below, and provided, further, however, that the Buyer shall not have any obligation to indemnify any Seller from and against any Adverse Consequences caused by the Indemnifiable Matters until the Sellers have in the aggregate suffered Adverse Consequences by reason of all such Indemnifiable Matters in excess of a $50,000 aggregate threshold (at which point the Buyer will be obligated to indemnify the applicable Sellers from and against the Adverse Consequences relating back to the first dollar).

         (c) Procedures.

                  (i)  If  any  third   party   shall   notify  any  Party  (the
         "Indemnified Party") with respect to any Third Party Claim which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 10, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (ii) In the event of any Third Party Claim, any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 Business Days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will, subject to the terms of this Agreement, indemnify the Indemnified Party from and against the Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10 (c)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third

         Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  (iv) In the event any of the conditions in Section 10 (c)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 10.

         (d) Adjustment of Purchase Price. All indemnification payments under this Section 10 shall be deemed adjustments to the Purchase Price. For the purpose of determining Adverse Consequences under this Section 10, each Party shall make appropriate adjustments for payments received by it under insurance coverage as a result of the Adverse Consequences.

         (e) Limitations and Exclusivity. No Party entitled to receive indemnification under this Agreement shall be entitled to recover any special, consequential, or exemplary damages under this Section 10 in addition to any Adverse Consequences. The Parties agree that the sole and exclusive remedy for Adverse Consequences suffered by the Buyer arising or relating to this Agreement or the Contemplated Transactions shall be pursuant to this Section 10.

         (f) Maximum Exposure. The aggregate amount of all claims subject to indemnification hereunder by the Sellers (collectively) shall not exceed $350,000.

         11. Termination.
             ------------

         (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  (i) the Buyer and Vista (on behalf of the Sellers) may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event (A) Vista has given the Buyer any notice pursuant to Section 7(f) above, (B) after notice of the breach, the breach has continued without cure for a period expiring on the earlier of April 21, 2001 or 30 days after notice of the breach and (C) the development that is the subject of the notice or notices has had or is demonstrably likely to have a material adverse effect upon the financial condition of the Vision Centers taken as a whole or the Laboratory;

                  (iii) Vista (on behalf of the Sellers) may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Vista has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of the breach, provided, however, that such cure period shall not apply to a breach of the Buyer's covenants contained in Section 3(b) and Section 7(d)(iii) above or (B) if the Closing shall not have occurred on or before April 21, 2001, by reason of the failure of any condition precedent under Section 8(b) hereof caused by the acts or omissions of the Buyer or its agents;

                  (iv) by the Buyer or Vista (on behalf of all the Sellers), if any Seller executes and delivers a definitive agreement with respect to an Alternative Offer, and the Seller has not assigned its rights (and caused the related obligations to be assumed) hereunder pursuant to
         Section 12(e) below; or

                  (v) by the Buyer or Vista (on behalf of all the Sellers), if the Bankruptcy Court enters an order approving any Alternative Offer.

         (b) Effect of Termination.

                  (i) General. In the event of a termination of this Agreement pursuant to Section 11(a), this Agreement will become void and of no further force and effect, except for the provisions of Sections 7(e), 12(h), 12(i), 12(l), 12(p), and this Section 11(b); provided, however, nothing in this Section 11(b) will be deemed to release the Buyer or any Seller from any liability for breach by such Party of the terms and provisions of this Agreement except as otherwise specifically set forth herein.

                  (ii) Disposition of Deposit upon Termination. If this Agreement is terminated (i) pursuant to Section 11(a)(i), (ii) by the Buyer pursuant to Section 11(a)(ii)-Section 11(a)(v) (exclusive of
         Section 11(a)(iii)), or (iii) by Vista (on behalf of all Sellers) pursuant to Section 11(a) (iv) or Section 11(a)(v), the Deposit shall be returned by the Escrow Agent to the Buyer to an account designated by the Buyer in its notice of termination. If this Agreement is terminated by Vista (on behalf of the Sellers) pursuant to Section 11(a)(iii), the Deposit shall be distributed by the Escrow Agent to Vista in accordance with the Escrow Agreement, it being understood and agreed that, upon the distribution of the Deposit to Vista, the Sellers shall be deemed to have accepted such Deposit as liquidated damages in full and complete satisfaction of any and all claims against the Buyer and its Affiliates under or related to this Agreement and its termination, and the Sellers will thereby relinquish and release all remedies against the Buyer and its Affiliates, and their respective shareholders, members, officers, directors, employees, agents and representatives, from any and all claims of every type and kind, whether arising at law or in equity.

                  (iii) Expense Reimbursement. In the event this Agreement is terminated (A) by Vista (on behalf of all the Sellers) pursuant to
         Section  11(a)(iv) or Section  11(a)(v) or (B) by the Buyer pursuant to
         Section 11(a)(ii)- Section 11(a)(v) (exclusive of Section 11(a)(iii)), then Vista shall, provided that the Buyer has not previously breached in any material respect and failed (by the later of (I) seven days after Vista has given Notice of any breach to the Buyer or (II) the date of the hearing on the motion seeking entry of the Sale Order) to cure any material provisions of this Agreement, immediately pay to the Buyer an amount equal to the lesser of (x) the reasonable out of pocket costs incurred by the Buyer in connection with the negotiation and execution of this Agreement and the Contemplated Transactions (including the performance of any due diligence in connection therewith) and (y) $250,000, provided, however, that the Buyer's reasonable out of pocket costs shall be deemed to be not less than $175,000.

         12. Miscellaneous.
             --------------

         (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall expire, terminate, and extinguish on the Closing Date and shall be of no further force or effect thereafter. All covenants and agreements of the Parties contained in this Agreement shall survive the consummation of the Contemplated Transactions, unless otherwise specifically provided herein. The survival period for purposes of Section 10(a) and Section 10(b) above shall expire 270 days after the Closing Date.

         (b) Corporate Names. The Buyer acknowledges that from and after the Closing Date, the Sellers have the absolute and exclusive proprietary right to all names, marks, trade names and trademarks (collectively, the "Names") incorporating "National Vision", by themselves or in combination with any other Name and that none of the rights thereto or goodwill represented thereby or pertaining thereto is being transferred hereby or in connection herewith. The Buyer agrees that from and after the Closing Date it will not, nor will it permit any of its Affiliates to, use any name, phrase or logo incorporating any of the Names in or on any of its literature, sales materials or products or otherwise in connection with the sale of any products or services.

         (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies of any nature whatsoever upon any Person other than the Parties and their respective successors and permitted assigns.

         (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and, except only for the Confidentiality Agreement, supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party provided, however, that (i) the Buyer may (A) assign any or all of its rights and interests hereunder to one or more of its Affiliates, or
(B) assign its rights and interests hereunder only with respect to the Acquired Assets located at the Laboratory to a Person which (w) has, as of the time of such assignment and at all times through the Closing Date, a net worth of at least $50,000,000 and (x) is a nationally recognized corporate entity engaged in the business of optical manufacturing (such Person, an "Approved Person"), and
(C) designate (y) one or more of its Affiliates to perform its obligations hereunder or (z), in the case of a partial assignment to an Approved Person, the Approved person to perform the obligations relating to any partial assignment described above in this Section 12(e) (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) and (ii) the Sellers may assign their rights and obligations hereunder to any purchaser of substantially all of their assets.

         (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, requests, demands, claims, and other communications hereunder (collectively, "Notices") will be in writing. Any Notice shall be deemed duly given if (and then two Business Days after) it is sent either by recognized overnight delivery service or by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


         If to Vista (on behalf of all the Sellers):          Copy to:
         Vista Eyecare, Inc.                                  Kilpatrick, Stockton LLP
         296 Grayson Highway                                  1100 Peachtree Street - Suite 2800
         Lawrenceville, GA  30045                             Atlanta, GA  30309
         Attention:  General Counsel                          Attention:  Dennis Meir, Esq.

         If to the Buyer:                                     Copy to:

         Vista Acquisition LLC                                Rand, Rosenzweig, Smith, Radley,
         105 Remington Boulevard                              Gordon & Burstein LLP
         Ronkonoma, NY  11779                                 605 Third Avenue - 24th Floor
         Attention:  Michael Keating                          New York, NY  10158
                                                              Attention:  Howard M. Landa, Esq.

Any Party may send any Notice to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such Notice shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which Notices are to be delivered by giving the other Party notice in the manner herein set forth.

         (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.

         (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and Vista (on behalf of all the Sellers).

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Expenses. Each of the Buyer and each of the Sellers will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Contemplated Transactions, subject, however, to the provisions of Section 11(b)(iii) above.

         (m) Construction and Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, or local statute or law shall be deemed also to refer to all amendments thereto, as well as to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The listing of any item on any particular Schedule shall be effective as a disclosure on any other relevant Schedule (whether or not specifically listed on such other Schedule) and therefore as an exception or modification of any representation and warranty pertaining to such other Schedule. Unless the context otherwise requires, (i) all references to Sections are to Sections in this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, and (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter. The words "this Agreement" mean this Asset Purchase Agreement (together with all Exhibits and Schedules) as it may from time to time hereafter be amended or otherwise modified in accordance herewith; and "hereto", "herein", "hereof", and similar terms refer to this Asset Purchase Agreement in its entirety unless a specific provision is stipulated.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (o) Waiver of Right to Rescind. If the Closing occurs, each of the Parties waives (notwithstanding any breach by any Party of its representations, warranties, or covenants set forth in this Agreement) any rights it may have to rescind either this Agreement or the Contemplated Transactions. The foregoing waiver shall not affect any other rights or remedies available to the Parties under this Agreement.

         (p) Disputes. The Parties hereby agree that any and all claims, actions, causes of action, suits, and proceedings relating in any way to this Agreement (collectively, "Disputes") shall be filed and maintained only in the Bankruptcy Court and the Parties hereby consent to the jurisdiction of such Court; provided, however, that if the Chapter 11 Case has been closed, or if the Bankruptcy Court otherwise determines not to exercise jurisdiction over the Dispute, the Dispute shall be settled by arbitration (before a panel of three arbitrators) pursuant to the rules then existing of the American Arbitration Association in Washington, D.C. The arbitrators shall be selected from a panel of persons knowledgeable in commercial matters, at least one of the arbitrators so selected shall be an attorney, and at least one of the arbitrators so selected shall be a certified public accountant practicing with a "Big Five" accounting firm. The decision of the arbitrators shall be binding upon the Parties and judgment upon the award may be entered in any court having jurisdiction thereof; provided, however, that the arbitrators shall have no authority to grant equitable relief or to award punitive damages under any circumstances. The Parties consent that any notice of arbitration upon the other Party by the Party instituting such arbitration shall be deemed sufficient if made in accordance with Section 12(h) above, and that such notice shall have the same effect as if personal service of notice had been made. Neither any Party nor the arbitrators may disclose the existence or results of any arbitration hereunder without the prior written consent of the other Party; nor will any Party disclose to any third party any confidential information disclosed by any other Party in the course of an arbitration hereunder without the prior written consent of such other Party.

         (q) Bankruptcy Court Approval. The obligations of the Sellers hereunder shall be subject to the approval of the Bankruptcy Court.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                         VISTA ACQUISITION LLC



                                         By:              /s/
                                                   -----------------------------
                                         Title:
                                                   -----------------------------



                                         VISTA EYECARE, INC.



                                         By:                /s/
                                                   -----------------------------
                                         Title:
                                                   -----------------------------



                                         FRAME-N-LENS OPTICAL, INC.



                                         By:                 /s/
                                                   -----------------------------
                                         Title:
                                                   -----------------------------



                                         MIDWEST VISION, INC.



                                         By:                    / s/
                                                   -----------------------------
                                         Title:
                                                   -----------------------------




                                         NEW WEST EYEWORKS, INC.



                                         By:                         /s/
                                                   -----------------------------
                                         Title:
                                                   -----------------------------